Exhibit 99.1

News Release

News Announcement	For Immediate Release

CONTACT
Ronda J. Williams, Investor Relations
Oil-Dri Corporation of America
312/706-3232; ronda.williams@oildri.com

Oil-Dri Announces First Quarter Results

CHICAGO – (December 8, 2011) – Oil-Dri Corporation of America (NYSE: ODC) today announced net sales of $59,582,000 for the first quarter ended October 31, 2011, a 6% increase compared with net sales of $56,285,000 in the same quarter one year ago.  Net income for the first quarter was $1,075,000, or $0.15 per diluted share, a 57% decrease compared with net income of $2,519,000 or $0.35 per diluted share, for the same quarter one year ago.

First Quarter Business Review
President and Chief Executive Officer Daniel S. Jaffee said, “This quarter’s results reflect increased net sales of higher margin products combined with significant promotional spending to support our newly introduced Cat’s Pride Fresh & Light cat litter.

“Business to Business products showed significant sales and income growth which helped to defray advertising and promotional costs for Cat’s Pride Fresh & Light.  During the quarter advertising and promotional expenses were nearly $3,000,000 more than those same expenditures one year ago.  We are pleased with the initial positive retailer and consumer response to our new litter and expect distribution to grow for this product throughout the balance of the fiscal year.”

First Quarter Segment Review

Business to Business	First Quarter
	Fiscal 2012	Fiscal 2011
Net Sales	$20,934,000	$19,045,000
Segment Income	$7,440,000	$5,288,000

Net sales for the Company’s Business to Business products were up 10% from one year ago driven by a higher average net selling price which offset the Group’s volume decrease.  Group income was up 41% in the quarter due to increased product sales.  Net sales of fluids purification and animal health products increased, agricultural carriers were flat, and co-packaged cat litters were down.  The Group benefited from net sales and volume growth of fluids purification products sold to vegetable oil and petroleum refineries, and increased sales and volume of animal health products for livestock production.  Sales of co-packaged cat litters declined as the market for cat litter continues to shift from traditional coarse litter to scoopable litter.

Retail and Wholesale	First Quarter
	Fiscal 2012	Fiscal 2011
Net Sales	$38,648,000	$37,240,000
Segment Income	($1,219,000)	$3,066,000

Net sales for the Company’s Retail and Wholesale products for the first quarter were up 4% due to the launch of Cat’s Pride Fresh & Light and the benefit of increased sales of Cat’s Pride scoopable litters.  These sales more than overcame the decline in coarse cat litter and private label accounts.  Group income was down due to heavy advertisement and promotional spending for Cat’s Pride Fresh & Light cat litters.  Industrial floor absorbents and sports field products realized increased net sales in the quarter.  The Company’s foreign subsidiaries sales were down significantly due to strong competition.

Financial Review
On October 18, 2011, Oil-Dri’s Board of Directors declared quarterly cash dividends of $0.17 per share of outstanding Common Stock and $0.1275 per share of outstanding Class B Stock.  The dividends were payable December 2, 2011 to stockholders of record at the close of business on November 18, 2011.  The Company has paid cash dividends continuously since 1974 and has increased dividends annually for the past eight years.

At the end of the first quarter, the annualized dividend yield on the Company’s Common Stock was 3.4%, based on the quarter’s stock closing price of $20.05 per share and the latest cash quarterly dividend of $0.17.

Cash, cash equivalents and short-term investments at October 31, 2011, totaled $29,390,000.  Capital expenditures for the first quarter totaled $1,611,000, which was $734,000 less than the quarter’s depreciation and amortization of $2,345,000.

Looking Forward
Jaffee continued, “We are focused on building brand awareness of Cat’s Pride Fresh & Light by optimizing our promotional activity for our target audience and closely monitoring these expenses.  Our sales team is energized by the positive response we have received from our retail partners.

“While increased distribution is expected in the remaining fiscal quarters, we expect the introduction of Cat’s Pride Fresh & Light to negatively impact consolidated earnings compared with those reported in fiscal 2011.”

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The Company will offer a live webcast of the first quarter earnings teleconference on Friday, December 9, 2011 from 10:00 a.m. to 10:30 a.m., Chicago Time.  To listen to the call via the web, please visit www.streetevents.com or www.oildri.com.  An archived recording of the call and written transcripts of all teleconferences are posted on the Oil-Dri website.

Cat’s Pride is a registered trademark of Oil-Dri Corporation of America.  Fresh & Light is a trademark of Oil-Dri Corporation of America.

Oil-Dri Corporation of America is a leading supplier of specialty sorbent products for agricultural, horticultural, fluids purification, specialty markets, industrial and automotive, and is the world’s largest manufacturer of cat litter.

Certain statements in this press release may contain forward-looking statements that are based on our current expectations, estimates, forecasts and projections about our future performance, our business, our beliefs, and our management’s assumptions. In addition, we, or others on our behalf, may make forward-looking statements in other press releases or written statements, or in our communications and discussions with investors and analysts in the normal course of business through meetings, webcasts, phone calls, and conference calls.  Words such as “expect,” “outlook,” “forecast,” “would”, “could,” “should,” “project,” “intend,” “plan,” “continue,” “believe,” “seek,” “estimate,” “anticipate,” “believe”, “may,” “assume,” variations of such words and similar expressions are intended to identify such forward-looking statements, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.

Such statements are subject to certain risks, uncertainties and assumptions that could cause actual results to differ materially including, but not limited to, the dependence of our future growth and financial performance on successful new product introductions, intense competition in our markets, volatility of our quarterly results, risks associated with acquisitions, our dependence on a limited number of customers for a large portion of our net sales and other risks, uncertainties and assumptions that are described in Item 1A (Risk Factors) of our most recent Annual Report on Form 10-K and other reports we file with the Securities and Exchange Commission.  Should one or more of these or other risks or uncertainties materialize, or should underlying assumptions prove incorrect, our actual results may vary materially from those anticipated, intended, expected, believed, estimated, projected or planned.  You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release.  Except to the extent required by law, we do not have any intention or obligation to update publicly any forward-looking statements after the distribution of this press release, whether as a result of new information, future events, changes in assumptions, or otherwise.

O I L  -  D R I   C O R P O R A T I O N   O F   A M E R I C A

Consolidated Statements of Income
(in thousands, except for per share amounts)
(unaudited)

		Three Months Ended October 31,
		2011	% of Sales	2010	% of Sales
Net Sales		$59,582	100.0%	$56,285	100.0%
Cost of Sales		(45,379)	76.2%	(43,077)	76.5%
Gross Profit		14,203	23.8%	13,208	23.5%
Operating Expenses		(12,407)	20.8%	(9,386)	16.7%

Operating Income		1,796	3.0%	3,822	6.8%
Interest Expense		(524)	0.9%	(411)	0.7%
Other Income		201	0.3%	69	0.1%

Income Before Income Taxes		1,473	2.5%	3,480	6.2%
Income Taxes		(398)	0.7%	(961)	1.7%
Net Income		$1,075	1.8%	$2,519	4.5%

Net Income Per Share:
	Basic Common	$0.16		$0.38
	Basic Class B Common	$0.12		$0.30
	Diluted	$0.15		$0.35

Average Shares Outstanding:
	Basic Common	5,114		5,086
	Basic Class B Common	1,920		1,897
	Diluted	7,100		7,123

O I L  -  D R I   C O R P O R A T I O N   O F   A M E R I C A

Consolidated Balance Sheets
(in thousands, except for per share amounts)
(unaudited)
			As of October 31,
			2011	2010

Current Assets
Cash and Cash Equivalents			$21,000	$16,099
Investment in Short-term Securities			8,390	3,854
Accounts Receivable, net			31,294	28,037
Inventories			22,263	17,296
Prepaid Expenses			8,932	8,761
	Total Current Assets		91,879	74,047
Property, Plant and Equipment			67,285	62,091
Other Assets			13,354	15,205
Total Assets			$172,518	$151,343

Current Liabilities
Current Maturities of Notes Payable			$3,800	$4,100
Accounts Payable			6,621	6,424
Dividends Payable			1,132	1,061
Accrued Expenses			15,921	13,936
	Total Current Liabilities		27,474	25,521
Long-Term Liabilities
Notes Payable			27,400	12,700
Other Noncurrent Liabilities			22,264	20,971
	Total Long-Term Liabilities		49,664	33,671
Stockholders' Equity			95,380	92,151
Total Liabilities and Stockholders' Equity			$172,518	$151,343

Book Value Per Share Outstanding			$13.56	$13.20

Acquisitions of
Property, Plant and Equipment		First Quarter	$1,611	$1,638
Depreciation and Amortization Charges		First Quarter	$2,345	$2,054

O I L  -  D R I   C O R P O R A T I O N   O F   A M E R I C A
Consolidated Statements of Cash Flows
(in thousands)
(unaudited)

	For the Three Months Ended
	October 31,
CASH FLOWS FROM OPERATING ACTIVITIES	2011	2010

Net Income	$1,075	$2,519

Adjustments to reconcile net income to net cash
provided by operating activities:
Depreciation and Amortization	2,345	2,054
(Increase) in Accounts Receivable	(2,102)	(897)
(Increase) in Inventories	(3,033)	(1,273)
Increase in Accounts Payable	449	55
Increase (Decrease) in Accrued Expenses	539	(2,830)
Other	1,104	(92)
Total Adjustments	(698)	(2,983)
Net Cash Provided by (Used in) Operating Activities	377	(464)

CASH FLOWS FROM INVESTING ACTIVITIES
Capital Expenditures	(1,611)	(1,638)
Net Dispositions of Investment Securities	7,435	2,001
Other	10	110
Net Cash Provided by Investing Activities	5,834	473

CASH FLOWS FROM FINANCING ACTIVITIES
Principal Payments on Long-Term Debt	(2,100)	(1,500)
Dividends Paid	(1,130)	(1,043)
Purchase of Treasury Stock	--	(511)
Other	7	420
Net Cash (Used in) Financing Activities	(3,223)	(2,634)

Effect of exchange rate changes on cash and cash equivalents	127	(38)

Net Increase (Decrease) in Cash and Cash Equivalents	3,115	(2,663)
Cash and Cash Equivalents, Beginning of Year	17,885	18,762
Cash and Cash Equivalents, October 31	$21,000	$16,099